EXHIBIT 99.1
First Cash Announces Payment Date of First Quarterly Dividend;
Completes Acquisition of 211 Stores in Latin America
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ARLINGTON, Texas (February 8, 2016) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) today announced details regarding payment of the Company’s newly initiated cash dividend program and the completion of the previously announced 211 store acquisition in Latin America.

The Company’s first quarterly cash dividend of $0.125 per common share will be paid on March 15, 2016 to stockholders of record as of March 1, 2016. On an annualized basis, the dividend is currently projected at $0.50 per common share.

Mr. Rick Wessel, chief executive officer, stated, “Our Board of Directors’ decision to initiate a cash dividend reflects the strength of our cash flows and balance sheet along with its continued confidence in our growth strategy. The Company expects the dividend to be funded primarily from operating cash flows generated in the U.S., while operating cash flows generated in Latin America should continue to be available for opening new stores and funding future potential acquisitions in those markets.”

The Company also announced that on February 2, 2016, it completed its 211 store acquisition in Latin America by finalizing the purchase of 13 pawn stores located in El Salvador. The Company had previously completed the purchases of 32 stores in Guatemala on December 31, 2015 and 166 stores in Mexico on January 6, 2016. El Salvador and Guatemala are new markets for First Cash.

Mr. Wessel continued, “We are excited to complete this significant acquisition which launches our expansion into Guatemala and El Salvador, our first Latin American markets outside of Mexico. Combining this acquisition of 211 pawn stores with the opening of 12 new stores in Mexico thus far in 2016, now gives us 928 stores in Latin America and 1,266 stores in total, and further strengthens our leadership position in the pawn industry.”

Forward-looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 relating to future events of First Cash. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About First Cash
With over 1,250 stores located in the U.S., Mexico, Guatemala and El Salvador, First Cash Financial Services, Inc, is a leading international operator of retail pawn stores. First Cash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

For further information, please contact:

Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com

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